Exhibit 10.2

FB FINANCIAL CORPORATION

INDEPENDENT DIRECTOR COMPENSATION POLICY

Effective Date

On May 18, 2017, the Board of Directors (the “Board”) of FB Financial Corporation (the “Company”) adopted this Independent Director Compensation Policy, to be effective May 18, 2017.

Eligibility

This policy shall apply to directors of the Company who are not employees of the Company or any parent or subsidiary of the Company and who have been identified by the Board as “independent” as defined in the New York Stock Exchange listing standards (each, an “independent director”).

Compensation

One-Time IPO Award	1,580 Shares

The following shall remain in effect until changed by the Board:

Annual Cash Compensation: a. Base Cash Retainer for All Independent Directors b. Audit Committee Chair Annual Fee c. Compensation Committee Chair Annual Fee	$30,000 $10,000 $6,000
Annual Restricted Stock Unit (RSU) Grant: All Independent Directors	$30,000

Plan Year

For purposes of this policy, the “Plan Year” shall commence on May 1 and end on April 30.

Payment Schedule

Annual Cash Compensation.  Committee Chair fees will be paid June 1 of the 2017 year and April 30 of each succeeding year.  The Annual Base Cash Retainer for the Plan Year will be paid in arrears on a quarterly basis, and prorated as described below.

Quarterly Service Period	Payment Date
May 1 to July 31	July 31
August 1 to October 31	October 31
November 1 to January 31	January 31
February 1 to April 30	April 30

•

If an independent director is newly appointed or elected to the Board at the Annual Meeting of Shareholders (“Annual Meeting”), then his or her first quarterly cash payment will be prorated to reflect his or her full calendar months of service (e.g. if the Annual Meeting is in May, then the first quarterly cash payment will be with respect to service during June and July of such Quarterly Service Period).

•

If an independent director is newly appointed or elected to the Board at any time other than at an Annual Meeting, then his or her first quarterly cash payment will be prorated to reflect the number of full calendar months of service between the effective date of the independent

Approved by Board of Directors on May 18, 2017

director’s appointment or election through the last day of the respective Quarterly Service Period (e.g. if an independent director is appointed to the Board on December 15, then his or her first quarterly cash payment will be with respect to service during January of such Quarterly Service Period).

•	If an independent director is not newly appointed or re-elected at the Annual Meeting, then he or she will not receive any cash payment for services during the month of such Annual Meeting.
•	If the payment date is not a business day, then the applicable payment shall be made on the first business day immediately following the payment date.

Election to Receive Annual Cash Compensation in Shares of Stock. At the election of each independent director, the Annual Cash Compensation (including the Base Cash Retainer, Audit Committee Chair Annual Fee and Compensation Committee Chair Annual Fee) shall be either (i) payable in cash, in whole or in part, or (ii) subject to share availability under the FB Financial Corporation 2016 Incentive Plan (the “Plan”), payable, in whole or in part, by a grant on the same day that the Annual Cash Compensation, if payable in cash, would be paid (the “Annual Stock Grant Date”) of a number of shares of Company common stock determined by (A) dividing the Annual Cash Compensation so elected by the independent director to be paid in stock by the Fair Market Value (as defined in the Plan) per share of Company stock on the Annual Stock Grant Date, and (B) rounding to the nearest whole number. Any shares of Company common stock granted as the Annual Cash Compensation under clause (ii) above will be 100% vested and nonforfeitable as of the Annual Stock Grant Date, and the independent director receiving such shares (or his or her custodian, if any) will have immediate rights of ownership in the shares, including the right to vote the shares and the right to receive dividends or other distributions thereon.  Each independent director shall elect the form of payment desired for his or her Annual Cash Compensation by delivering a valid Election Form (attached hereto as Appendix A) to the Secretary of the Company prior to the beginning of such Plan Year, which will be effective as of the first day of the Plan Year beginning after the Secretary receives the Election Form. The Election Form signed by the independent director prior to the Plan Year will be irrevocable for the coming Plan Year. However, prior to the commencement of the following Plan Year, the independent director may change his or her election for future Plan Years by executing and delivering a new Election Form. If an independent director fails to deliver a new Election Form prior to the commencement of the new Plan Year, his or her Election Form in effect during the previous Plan Year shall continue in effect during the new Plan Year. If no Election Form is filed or effective, the Annual Cash Compensation shall be paid in cash.

One-Time IPO Award.  Each independent director that (i) was an independent member of the Board or the Bank Board as of the effective date of the Company’s IPO, and (ii) is newly appointed or re-elected to the Board at the 2017 Annual Meeting will receive a grant of one thousand five hundred and eighty (1,580) shares of Company common stock (the “One-Time IPO Award”).  The One-Time IPO Award will be (x) granted on the first business day immediately following the 2017 Annual Meeting, (y) fully-vested as of the grant date, and (z) granted under, and subject to the terms and conditions of, the Plan.

Annual Restricted Stock Unit Grant.  Subject to share availability under the Plan, each independent director will receive a grant of restricted stock units having a grant date fair value of $30,000 (determined in accordance with U.S. generally accepted accounting principles) (the “Annual RSU Award”), as follows:

•

The Annual RSU Award will be granted on the first business day immediately following the date that the Annual Meeting is held (or, if the person becomes an independent director at any time other than at an Annual Meeting, the first business day following the effective date on which the person becomes an independent director).

•	If an independent director is not newly appointed or re-elected at the Annual Meeting, then he or she will not receive the Annual RSU Award.

Approved by Board of Directors on May 18, 2017

•	The Annual RSU Awards will be granted under, and subject to the terms and conditions of, the Plan and the award certificate attached hereto as Appendix B.
•

The Annual RSU Award will vest on the last calendar day of the month immediately preceding the next Annual Meeting (the “RSU Vesting Date”), subject to the independent director’s continued service on the Board on the RSU Vesting Date. If an independent director’s service on the Board terminates for any reason prior to the RSU Vesting Date, then he or she will forfeit the Annual RSU Award.

•

If an independent director is newly appointed or elected to the Board at any time other than at an Annual Meeting, then the number of RSUs subject to his or her Annual RSU Award will be prorated based on the number of full calendar months between the effective date of the independent director’s appointment or election through the month in which the next Annual Meeting will be held.

Approved by Board of Directors on May 18, 2017

Appendix A

Election as to Form of Payment of Annual Base Cash Retainer

pursuant to the

FB Financial Corporation

Independent Director Compensation Policy

Capitalized terms used herein and not otherwise defined have the meanings assigned such terms in the FB Financial Corporation Independent Director Compensation Policy (the “Policy”).

This constitutes my irrevocable written election under the Policy with respect to my Annual Base Cash Retainer to be earned for the Plan Year beginning May 1, ___ and concluding on April 30, ___.  I acknowledge that this Election Form is irrevocable for the Plan Year.  However, prior to the commencement of any subsequent Plan Year, I may change my election for future Plan Years by executing and delivering a new Election Form indicating different choices.  If I fail to deliver a new Election Form prior to the commencement of any subsequent Plan Year, I acknowledge and intend that this Election Form continue in effect during any subsequent Plan Year until I file a new Election Form. I understand that any election to receive all or a portion of my Annual Base Cash Retainer in shares of Stock is subject to share availability under the Plan.

ANNUAL CASH COMPENSATION

please check one, as applicable:

□	I hereby elect to receive _____% of my Base Cash Retainer in the form of cash payments made quarterly in arrears during the applicable Plan Year.

□	I hereby elect to receive _____% of my Audit Committee Chair Annual Fee in the form of a cash payment made on April 30 of the applicable Plan Year.

□	I hereby elect to receive _____% of my Compensation Committee Chair Annual Fee in the form of a cash payment made on April 30 of the applicable Plan Year.

□	I hereby elect to receive _____% of my Base Cash Retainer in the form of non-deferred shares of Stock, to be granted on the same day that the Annual Base Cash Retainer would be paid in cash.

□

I hereby elect to receive _____% of my Audit Committee Chair Annual Fee in the form of non-deferred shares of Stock, to be granted on the same day that the Audit Committee Chair Annual Fee would be paid in cash.

□

I hereby elect to receive _____% of my Compensation Committee Chair Annual Fee in the form of non-deferred shares of Stock, to be granted on the same day that the Compensation Committee Chair Annual Fee would be paid in cash.

Executed this day of , 201 .

(Name)

Appendix A – Page 1

Approved by Board of Directors on May 18, 2017

Appendix B

R E S T R I C T E D  S T O C K  U N I T  A W A R D  C E R T I F I C A T E

Non-transferable

G R A N T  T O

___________________________

(“Grantee”)

by FB Financial Corporation (the “Company”) of

[________] restricted stock units convertible, on a one-for-one basis, into shares of Stock (the “Units”).

The Units are granted pursuant to and subject to the provisions of the FB Financial Corporation 2016 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”).  By accepting the Units, Grantee shall be deemed to have agreed to the Terms and Conditions set forth in this Award Certificate and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless vesting is accelerated in accordance with the Plan or Section 1 of the Terms and Conditions, one hundred percent (100%) of the Units shall vest (become non-forfeitable) on the last calendar day of the month immediately preceding the Company’s Annual Meeting of Shareholders next following the Grant Date, subject to Grantee’s Continuous Service on such vesting date.

IN WITNESS WHEREOF, FB Financial Corporation, acting by and through its duly authorized officers, has caused this Award Certificate to be duly executed.

FB FINANCIAL CORPORATION

By:
Its:

Grant Date:

Appendix B – Page 2

TERMS AND CONDITIONS

1.Vesting of Units.  The Units will vest and become non-forfeitable on the earliest to occur of the following (each, a “Vesting Date”):

(a)	as to all of the Units, on the Vesting Date specified on the cover page hereof, subject to Grantee’s Continuous Service on such Vesting Date;
(b)	as to all of the Units, on the termination of Grantee’s Continuous Service by the Company by reason of Grantee’s death or Disability; or
(c)

as to all of the Units, on the occurrence of a Change in Control, unless the Units are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control.

If Grantee’s Continuous Service terminates prior to a Vesting Date for any reason other than as described in (b) above, Grantee shall forfeit all right, title and interest in and to the then unvested Units as of the date of such termination and the unvested Units will be reconveyed to the Company without further consideration or any act or action by Grantee.

2.Conversion to Stock.  The Units that vest upon a Vesting Date will be converted to shares of Stock on the Vesting Date (the “Conversion Date”). The shares of Stock will be registered in the name of Grantee as of the Conversion Date, and certificates for the shares of Stock (or, at the option of the Company, statements of book entry notation of the shares of Stock in the name of Grantee in lieu thereof) shall be delivered to Grantee or Grantee’s designee upon request of Grantee as soon as practicable after the Conversion Date.

3.Dividend Rights. The Units are not entitled to any dividends or dividend equivalent rights.

4.Voting Rights.  Grantee shall not have voting rights with respect to the Units.  Upon conversion of the Units into shares of Stock, Grantee will obtain full voting rights and other rights as a shareholder of the Company.

5.No Right of Continued Service.  Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue to provide services to the Company or any Affiliate.

6.Restrictions on Transfer and Pledge.  No right or interest of Grantee in the Units may be pledged, encumbered, or hypothecated to or in favor of any party, or shall be subject to any lien, obligation, or liability of Grantee to any other party.  The Units are not assignable or transferable by Grantee other than by will or the laws of descent and distribution.

7.Restrictions on Issuance of Shares.  If at any time the Committee shall determine, in its discretion, that registration, listing or qualification of the Shares underlying the Units upon any Exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Units, the Units will not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

8.Plan Controls.  The terms contained in the Plan are incorporated into and made a part of this Award Certificate, and this Award Certificate shall be governed by and construed in accordance with the Plan.  In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.

9.Successors.  This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

Appendix B – Page 3

10.Severability.  If any one or more of the provisions contained in this Award Certificate are invalid, illegal or unenforceable, the other provisions of this Award Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

11.Notice.  Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid.  Notices to the Company must be addressed to FB Financial Corporation, 211 Commerce Street, Suite 300, Nashville, TN 37201; Attn: Corporate Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

12.Clawback.  The Units shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Grantee and to awards of this type.

Appendix B – Page 4